NEWS FROM:		Exhibit 99.1

GRIFFIN LAND & NURSERIES, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 653-4541

GRIFFIN ANNOUNCES LETTER OF INTENT FOR IMPERIAL NURSERIES TRANSACTION

NEW YORK, NEW YORK (August 26, 2013) Griffin Land & Nurseries, Inc. (Nasdaq: GRIF) (“Griffin”) announced today that it had entered into a letter of intent for the disposition of the landscape nursery growing operations of Imperial Nurseries, Inc. (“Imperial”), Griffin’s subsidiary in the landscape nursery business.  The intended transaction, with a private company grower of landscape nursery products, would include a sale of Imperial’s inventory with payments to be received over a series of years, and a long-term lease, with the option to purchase, of the land, land improvements and other operating assets that are used by Imperial in its Connecticut growing operations.  It is expected that substantially all of Imperial’s operations and sales personnel would be employed by the buyer.  The transaction is subject to the negotiation of a definitive agreement, completion of due diligence, financing and other conditions.  This transaction is expected to be completed in the fall of 2013.  Griffin expects to record a significant charge based on the terms under which Imperial’s inventory would be sold.  There is no guarantee that this transaction will be completed under its current terms, or at all.

In addition to Imperial, Griffin operates a real estate business, Griffin Land, LLC.  Griffin also has an investment in Centaur Media plc, a public company based in the United Kingdom and listed on the London Stock Exchange.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements include the statements concerning the terms, timing and completion of the transaction contemplated by the letter of intent, Griffin’s expectations regarding the future employment of Imperial’s personnel, the expected charge related to Imperial’s inventory and other statements that are not historical facts. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business”, “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended December 1, 2012. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.